CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Quantitative Management Funds, Inc. of our reports dated February 17, 2021 and February 19, 2021, relating to the financial statements and financial highlights, which appear in T. Rowe Price QM U.S. Small-Cap Growth Equity Fund, T. Rowe Price QM U.S. Small & Mid-Cap Core Equity Fund, T. Rowe Price QM Global Equity Fund, and T. Rowe Price QM U.S. Value Equity Fund’s (constituting T. Rowe Price Quantitative Management Funds, Inc.) Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 28, 2021